Exhibit 99.2

TONY ABBOTT AC AND PEGGY JOHNSON NOMINATED TO THE

BOARD OF DIRECTORS OF FOX CORPORATION

New York, NY and Los Angeles, CA – September 22, 2023 – Fox Corporation (“FOX”) (Nasdaq: FOXA, FOX), today announced that Tony Abbott AC and Margaret “Peggy” L. Johnson have been nominated to the Board of Directors. Their nominations will be considered by shareholders at the 2023 Fox Corporation Annual Meeting later this year. Additionally, Jacques Nasser AC and Anne Dias will be finishing their terms of service following the Annual Meeting, having served as Directors of the Company since 2019.

“I want to thank Anne Dias and Jacques Nasser for their years of service to the company and for their invaluable contributions to the Board and to FOX as a whole,” said Lachlan Murdoch, Executive Chair and Chief Executive Officer, Fox Corporation. “I welcome Peggy Johnson and Tony Abbott’s nominations to the Board. They bring skills, experience and perspectives that will contribute to the Board and benefit FOX.”

Peggy Johnson has been the Chief Executive Officer of Magic Leap, Inc., since August 2020. Ms. Johnson was Executive Vice President of Business Development at Microsoft Corporation and previously served as Executive Vice President of Qualcomm Technologies, Inc. and President of Global Market Development at Qualcomm Incorporated. Ms. Johnson has served on the Board of Directors of BlackRock, Inc. since 2018 and served on the Board of Directors of Live Nation Entertainment, Inc. from 2013 to 2018.

Tony Abbott AC served as the 28th Prime Minister of Australia from 2013 to 2015. Mr. Abbott was Leader of the Liberal Party of Australia from 2009 to 2015 and a member of parliament from 1994 to 2019. Mr. Abbott has been an advisor to the UK Board of Trade since 2020.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports, and entertainment content through its primary iconic domestic brands, including FOX News Media, FOX Sports, FOX Entertainment, FOX Television Stations and Tubi Media Group. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships, and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that shapes our strategy to capitalize on existing strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

Press Contacts:

Brian Nick

310-369-3545

brian.nick@fox.com

Lauren Townsend

310-369-2729

Lauren.townsend@fox.com

Investor Relations Contacts:

Gabrielle Brown

212-852-7720

gabrielle.brown@fox.com

Dan Carey

212-852-7955

daniel.carey@fox.com